Exhibit 10.22

RALLIANT CORPORATION
SEVERANCE AND CHANGE IN CONTROL PLAN FOR OFFICERS
Amended and Restated as of February 20, 2026

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ARTICLE I

PURPOSE AND TERM
Section 1.01    Purpose of the Plan. The purpose of the Plan is to provide Eligible Employees with certain compensation and benefits as set forth in the Plan in the event the Eligible Employee’s employment with the Company is terminated under certain circumstances.
The benefits provided in connection with a Change in Control are intended to assure that the Company will have the continued dedication of the Eligible Employee, notwithstanding the possibility, threat or occurrence of a Change in Control, and to incentivize Eligible Employees to pursue good faith negotiation of transactions that are in the best interest of the Company’s stockholders. The Board believes it is imperative to diminish the inevitable distraction of the Eligible Employee by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control; to encourage the Eligible Employee’s full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control; and to provide the Eligible Employee with competitive compensation and benefits arrangements for a limited period following a Change in Control.
The Plan is not intended to be an “employee pension benefit plan” or “pension plan” within the meaning of Section 3(2) of ERISA. Rather, the Plan is intended to be a “welfare benefit plan” within the meaning of Section 3(1) of ERISA and to constitute a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, Section 2510.3-2(b). Accordingly, no employee shall have a vested right to the Severance Benefits paid by the Plan. In addition, the Plan is intended to meet the requirements of the “short-term deferral” exception, the “separation pay” exception and other exceptions under Code Section 409A.
Section 1.02    Term of the Plan. The Plan shall generally be effective as of the Effective Date, but subject to amendment from time to time in accordance with Section 7.01. The Plan shall continue until terminated pursuant to Article VII.
ARTICLE II

DEFINITIONS
Section 2.01    “Annual Bonus Target Amount” shall mean 100% of the Participant’s target annual bonus in effect as of the Participant’s Separation from Service Date (determined prior to any reduction thereof if such reduction was the basis for the Participant’s Good Reason Resignation); provided that if the Participant’s target annual bonus for the year has not yet been established as of the date of his or her Separation from Service, then the target annual bonus in effect for the immediately preceding year shall apply.
Section 2.02    “Base Salary” shall mean the annual base salary in effect as of the Participant’s Separation from Service Date (determined prior to any reduction thereof if such reduction was the basis for the Participant’s Good Reason Resignation).

Section 2.03    “Board” shall mean the Board of Directors of the Company, or any successor thereto, or a committee thereof specifically designated for purposes of making determinations hereunder.
Section 2.04    “Cause” shall mean an Employee’s (a) dishonesty, fraud, misappropriation, embezzlement, willful misconduct or gross negligence with respect to the Employer, or any other action in willful disregard of the interests of the Employer; (b) conviction of, or pleading guilty or no contest to (i) a felony, (ii) any misdemeanor (other than a traffic violation), or (iii) any other crime or activity that would impair the Employee’s ability to perform duties or impair the business reputation of the Employer; (c) willful failure or refusal to satisfactorily perform any duties assigned to the Employee; (d) failure or refusal to comply with the Employer’s standards, policies or procedures, including without limitation the Company’s Code of Conduct as amended from time to time; (e) violation of any restrictive covenant agreement with an Employer; (f) engaging in any activity that is in conflict with the business purposes of the Employer, as determined in the Employer’s sole discretion, or (g) a material misrepresentation or a breach of any of the employee’s representations, obligations or agreements under any agreement between Employee and an Employer.
The Plan Administrator, in its sole and absolute discretion, shall determine Cause.
Section 2.05    “CIC Severance Multiple” shall mean, for the Chief Executive Officer of the Company, three (3), and for all other Participants, two (2).
Section 2.06    “Change in Control” shall mean the consummation of any of the following events that occurs after the Effective Date:
(a)    the merger, consolidation, or reorganization of the Company with one or more corporations, limited liability companies, partnerships or other entities in which the Company is not the surviving entity (other than a merger, consolidation or reorganization which would result in the voting securities of the Company outstanding immediately prior to such event continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger, consolidation or reorganization and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity);
(b)    the sale of all or substantially all of the assets of the Company to another person or entity; or
(c)    any transaction (including a merger or reorganization in which the Company survives) approved by the Board that results in any person or entity (other than an affiliate of the Company as defined in Rule 144(a)(1) under the Securities Act of 1933, as amended) owning 100% of the combined voting power of all classes of stock of the Company.
Section 2.07    “Change in Control Termination” shall mean a Participant’s Involuntary Termination or Good Reason Resignation that occurs during the period beginning on the date of a Change in Control and ending two (2) years after the date of such Change in Control. Notwithstanding anything herein to the contrary, Employees who become Eligible Employees within the two (2) year period after a specific Change in Control shall not be eligible for a Change in Control Termination with respect to such Change in Control.
Section 2.08    “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder.
Section 2.09    “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
Section 2.10    “Committee” shall mean the Compensation Committee of the Board or such other committee appointed by the Board to assist the Company in making determinations required under the Plan in accordance with its terms. The Committee may delegate its authority under the Plan to an individual or another committee.
Section 2.11    “Company” shall mean Ralliant Corporation. Unless it is otherwise clear from the context, Company shall generally include participating Subsidiaries.
Section 2.12    “Covered Termination” shall mean a Participant’s Involuntary Termination that does not constitute a Change in Control Termination.
Section 2.13    “Effective Date” shall mean June 28, 2025.
Section 2.14    “Eligible Employee” shall mean an Employee who is an officer of the Company within the meaning of Rule 16a-1(f) promulgated under the Exchange Act, as determined at the time of a Covered Termination or a Change in Control Termination; provided that all persons who are such officers as determined at the time of a Change in Control shall be deemed, solely for purposes of eligibility for benefits under the Plan, to be such officers upon any Change in Control Termination following such Change in Control.
Section 2.15    “Employee” shall mean an individual employed by an Employer as a common law employee of the Employer, and shall not include any person working for the Company through a temporary service or on a leased basis or who is hired by the Company as an independent contractor, consultant, or otherwise as a person who is not an employee for purposes of withholding federal employment taxes, as evidenced by payroll records or a written agreement with the individual, regardless of any contrary governmental or judicial determination or holding relating to such status or tax withholding.
Section 2.16    “Employer” shall mean the Company or any Subsidiary with respect to which the Plan has been adopted.
Section 2.17    “Equity Award” shall mean any grant of restricted stock, restricted stock units, performance shares, performance share units, options, stock appreciation rights, or other similar equity-based award issued by the Company.
Section 2.18    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

Section 2.19    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.
Section 2.20    “Good Reason Resignation” shall mean any retirement or termination of employment by a Participant that is not initiated by the Employer and that is caused by any one or more of the following events which occurs during the period beginning on the date of a Change in Control and ending two (2) years after the date of such Change in Control:
(a)    Without the Participant’s written consent, assignment to the Participant of any duties inconsistent in any material respect with the Participant’s authority, duties or responsibilities as in effect immediately prior to the Change in Control which represent a diminution of such duties, or any other action by the Company which results in a material diminution in such authority, duties or responsibilities;
(b)    Without the Participant’s written consent, a material change in the geographic location at which the Participant must perform services to a location which is more than fifty (50) miles from the Participant’s principal place of business immediately preceding the Change in Control; provided, that such change in location extends the commute of such Participant;
(c)    Without the Participant’s written consent, a material reduction to the Participant’s base compensation and benefits, taken as a whole, as in effect immediately prior to the Change in Control; or
(d)    The Company’s failure to obtain a satisfactory agreement from any Successor to assume and agree to perform the Company’s obligations to the Participant under the Plan, as contemplated in Section 10.03 herein.
Notwithstanding the foregoing, the Participant shall be considered to have a Good Reason Resignation only if the Participant provides written notice to the Company specifying in reasonable detail the events or conditions upon which the Participant is basing such Good Reason Resignation and the Participant provides such notice within ninety (90) days after the event that gives rise to the Good Reason Resignation. Within thirty (30) days after notice has been received, the Company shall have the opportunity, but shall have no obligation, to cure such events or conditions that give rise to the Good Reason Resignation. If the Company does not cure such events or conditions within the thirty (30)-day period, the Participant may terminate employment with the Company based on Good Reason Resignation within thirty (30) days after the expiration of the cure period.
Section 2.21    “Involuntary Termination” shall mean the date that a Participant involuntarily separates from service with the Company and its Affiliates within the meaning of Code Section 409A (including, for sake of clarity, a Good Reason Resignation) and shall not include a Separation from Service for Cause, Permanent Disability or death, as provided under and subject to the conditions of Article III.
Section 2.22    “Key Employee” shall mean an Employee who, at any time during the twelve (12) month period ending on the identification date, is a “specified employee” under Code Section 409A, as determined by the Committee or its delegate. The determination of Key

Employees, including the number and identity of persons considered specified employees and the identification date, shall be made by the Committee or its delegate in accordance with the provisions of Code Section 409A.
Section 2.23    “Named Appeals Fiduciary” shall mean the person(s) appointed pursuant to Section 9.04.
Section 2.24    “Participant” shall mean any Eligible Employee who meets the requirements of Article III and thereby becomes eligible for the payments and other benefits provided under the Plan.
Section 2.25    “Permanent Disability” shall mean that an Employee has a permanent and total incapacity from engaging in any employment for the Employer for physical or mental reasons. A “Permanent Disability” shall be deemed to exist if the Employee meets the requirements for disability benefits under the Employer’s long-term disability plan or under the requirements for disability benefits under the Social Security law then in effect, or if the Employee is designated with an inactive employment status at the end of a disability or medical leave.
Section 2.26    “Plan” means this Ralliant Corporation Severance and Change in Control Plan for Officers, as set forth herein, and as the same may from time to time be amended.
Section 2.27    “Plan Administrator” shall mean the individual(s) appointed by the Committee to administer the terms of the Plan as set forth herein and if no individual is appointed by the Committee to serve as the Plan Administrator for the Plan, the Plan Administrator shall be the Senior Vice-President, Chief People Officer (or the equivalent) of the Company. In the event of the occurrence of a Potential Change in Control, the Senior Vice-President, Chief People Officer (or the equivalent) shall appoint a person or entity independent of the Company and any person operating under the Company’s control or on its behalf to serve as Plan Administrator (and such person or entity shall be the Plan Administrator for all purposes after such appointment), and such appointment shall take effect and become irrevocable as of the date of said appointment (provided that such appointment shall be revocable if a Change in Control does not occur and the Potential Change in Control expires in accordance with Section 2.29(y)). For periods prior to a Potential Change in Control, the Plan Administrator may delegate all or any portion of its authority under the Plan to any other person(s).
Section 2.28    “Postponement Period” shall mean, for a Key Employee, the period of six (6) months after the Key Employee’s Separation from Service Date (or such other period as may be required by Code Section 409A) during which deferred compensation may not be paid to the Key Employee under Code Section 409A.
Section 2.29    “Potential Change in Control” shall mean the occurrence and continuation of any of the following:
(a)    any “person” (as defined in Section 13(d) and 14(d) of the Exchange Act), excluding for this purpose, (i) the Company or any subsidiary company (wherever incorporated) of the Company as defined by the law of the Company’s place of incorporation, or (ii) any employee benefit plan of the Company (or related trust) sponsored or maintained by the

Company or any such subsidiary company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly of securities of the Company representing more than five percent (5%) of the combined voting power of the Company’s then outstanding securities unless such Person has reported or is required to report such ownership on Schedule 13G under the Exchange Act (or any comparable or successor report) or on Schedule 13D under the Exchange Act (or any comparable or successor report), which Schedule 13D does not state any intention to or reserve the right to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 of such Schedule (other than the disposition of the ordinary shares) so long as such Person neither reports nor is required to report such ownership other than as described in this paragraph; provided, however, that a Potential Change in Control will not be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company;
(b)    the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;
(c)    any “person” (as defined in subsection (a)) publicly announces an intention to take or to consider taking actions which, if consummated, would constitute or result in a Change in Control;
(d)    any person (as defined in subsection (a)) commences a solicitation (as defined in Rule 14a-1 of the Exchange Act) of proxies or consents that has the purpose of effecting or would (if successful) result in a Change in Control;
(e)    a tender or exchange offer for at least fifty percent (50%) of the outstanding voting securities of the Company, made by a “person” (as defined in subsection (a)), is first published or sent or given (within the meaning of Rule 14d-2(a) of the Exchange Act); or
(f)    the Board adopts a resolution to the effect that, for purposes of the Plan, a Potential Change in Control has occurred.
The Potential Change in Control shall be deemed in effect until the earlier of (x) the occurrence of a Change in Control, or (y) the adoption by the Board of a resolution stating that, for purposes of the Plan, the Potential Change in Control has expired.
Section 2.30    “Proprietary Interest Agreement” shall mean the Agreement Regarding Competition and Protection of Proprietary Interests, as amended, assigned or replaced from time to time and executed by the Employee and the Company.
Section 2.31    “Release” shall mean the Separation of Employment Agreement and General Release, in the form as provided by the Company.
Section 2.32    “Separation from Service” means “separation from service” within the meaning of Code Section 409A(a)(2)(A)(i).
Section 2.33    “Separation from Service Date” shall mean, with respect to a Participant, the date on which such Participant experiences a Separation from Service.

Section 2.34    “Severance Benefits” shall mean the cash amounts and other benefits that a Participant is eligible to receive pursuant to Article IV of the Plan.
Section 2.35    “Severance Multiple” shall mean, for the Chief Executive Officer of the Company, two (2), and for all other Participants, one (1).
Section 2.36     “Subsidiary” shall mean (a) a subsidiary company (wherever incorporated) as defined by the law of the Company’s place of incorporation, (b) any separately organized business unit, whether or not incorporated, of the Company, (c) any employer that is required to be aggregated with the Company pursuant to Code Section 414, and (d) any service recipient or employer that is (i) within a controlled group of corporations with the Company as defined in Code Sections 1563(a)(1), (2) and (3) where the phrase “at least 50%” is substituted in each place “at least 80%” appears or (ii) with the Company as part of a group of trades or businesses under common control as defined in Code Section 414(c) and Treas. Reg. Section 1.414(c)-2 where the phrase “at least 50%” is substituted in each place “at least 80%” appears, provided, however, that when the relevant determination is to be based upon legitimate business criteria (as described in Treas. Reg. Section 1.409A-1(b)(5)(iii)(E) and Section 1.409A-1(h)(3)), the phrase “at least 20%” shall be substituted in each place “at least 80%” appears as described above with respect to both a controlled group of corporations and trades or business under common control.
Section 2.37    “Successor” shall mean any corporation or unincorporated entity or group of corporations or unincorporated entities which acquires ownership, directly or indirectly, through merger, consolidation, purchase or otherwise, of all or substantially all of the assets of the Company.
Section 2.38    “Voluntary Resignation” shall mean any Separation from Service that is not initiated by the Company or any Subsidiary, other than a Good Reason Resignation.
ARTICLE III

PARTICIPATION AND ELIGIBILITY FOR SEVERANCE BENEFITS
Section 3.01    Participation. Each Eligible Employee who incurs a Covered Termination or a Change in Control Termination and who satisfies the conditions of Section 3.02 shall be eligible to receive the Severance Benefits described in the Plan, subject to the application of the non-duplication provisions of Section 4.06.
Section 3.02    Conditions.
(a)    Eligibility for any Severance Benefits is expressly conditioned on the occurrence of the following after the Participant’s Separation from Service Date: (i) execution by the Participant of a Release and delivery of the Release to the Company within twenty-one (21) days of the Separation from Service Date (forty-five (45) days if the Separation from Service is part of a group separation program), and non-revocation of the Release during the seven (7)-day period following the execution of the Release; (ii) compliance by the Participant with all the terms and conditions of such Release; (iii) the Participant’s written agreement to comply with the terms of the Proprietary Interest Agreement after the Participant’s employment with the

Company; and (iv) to the extent permitted in Section 4.05 of the Plan, execution of a written agreement that authorizes the deduction of amounts owed to the Company prior to the payment of any Severance Benefits (or in accordance with any other schedule as is agreed between the Participant and the Company). If the Plan Administrator determines that the Participant has not fully complied with any of the terms of the Release and any of the agreements described hereinabove, then the Plan Administrator may withhold Severance Benefits not yet in pay status or discontinue the payment of the Participant’s Severance Benefits and may require the Participant, by providing written notice of such repayment obligation to the Participant, to repay any portion of the Severance Benefits already received under the Plan. If the Plan Administrator notifies a Participant that repayment of all or any portion of the Severance Benefits received under the Plan is required, such amounts shall be repaid within thirty (30) calendar days of the date the written notice is sent, provided, however, that if the Participant files an appeal of such determination under the claims procedures described in Article IX, then such repayment obligation shall be suspended pending the outcome of the appeals procedure. Any remedy under this subsection (a) shall be in addition to, and not in place of, any other remedy, including injunctive relief, that the Company may have.
(b)    Notwithstanding compliance with Section 3.02(a), an Eligible Employee will not be eligible to receive Severance Benefits under the Plan under any of the following circumstances:
(i)    The Eligible Employee’s Voluntary Resignation;
(ii)    The Eligible Employee resigns employment (other than a Good Reason Resignation) before the job-end date mutually agreed to in writing between the Participant and the Employer, including any extension thereto as is mutually agreed to in writing between the parties;
(iii)    The Eligible Employee’s employment is terminated for Cause;
(iv)    The Eligible Employee’s employment is terminated due to the Eligible Employee’s death or Permanent Disability;
(v)    The Eligible Employee does not return to work within the period prescribed by law (or if there is no such period prescribed by law, then within a reasonable period as is determined by the Plan Administrator) following an approved leave of absence, unless such period is extended by mutual written agreement of the parties; or
(vi)    The Eligible Employee’s employment with the Employer terminates as a result of a Change in Control and the Eligible Employee accepts employment, or has the opportunity to continue employment, with a Successor (other than under terms and conditions which would permit a Good Reason Resignation).
(c)    The Plan Administrator has the discretion to make initial determinations regarding an Eligible Employee’s eligibility to receive Severance Benefits hereunder.
(d)    An Eligible Employee returning from approved military leave will be eligible for Severance Benefits if: (i) he/she is eligible for reemployment under the provisions of the Uniformed Services Employment and Reemployment Rights Act (USERRA); (ii) his/her pre-military leave job is eliminated; and (iii) the Employer’s circumstances are changed so as to make reemployment in another position impossible or unreasonable, or re-employment would create an undue hardship for the Employer. If the Eligible Employee returning from military leave qualifies for Severance Benefits, his/her Severance Benefits will be calculated as if he/she had remained continuously employed from the date he/she began his/her military leave. The Eligible Employee must also satisfy any other relevant conditions for payment, including execution of a Release.
ARTICLE IV

DETERMINATION OF SEVERANCE BENEFITS
Section 4.01    Severance Benefits Upon a Covered Termination. If a Participant experiences a Covered Termination and is determined to be eligible for Severance Benefits, then:
(a)    Cash Payment. The Participant shall receive a cash payment equal to the product of the Participant’s annual Base Salary multiplied by the Severance Multiple. Payment will be made in accordance with Article V.
(b)    Bonus. The Participant shall receive a cash payment equal to his or her pro-rated annual bonus (based on the number of full months completed from the beginning of the fiscal year through the Separation from Service) based on actual performance for the year in which the Participant’s Separation from Service occurs. Payment will be made in accordance with Article V.
(c)    Equity Awards. Except to the extent more Participant-favorable treatment is provided in an agreement between the Participant and the Company or by the applicable plan, a pro rata portion of any unvested Equity Award granted at least six (6) months prior to the Separation from Service Date and held by the Participant shall cease to be subject to a requirement of continued employment or service. Such pro rata portion (i) shall be based on the number of full months of service of the full employment or service period completed as of the Separation from Service Date, (ii) with respect to any Equity Awards subject to performance conditions, shall continue to be subject to such performance conditions and shall be earned or forfeited based on the achievement of such performance conditions, and (iii) together with any Equity Awards that had vested prior to, and remained outstanding at, the Separation from Service Date, that are subject to exercise may be exercised upon vesting until the earlier of the (i) the fifth anniversary of the Separation from Service Date and (ii) the corresponding date of expiration of such Equity Award under the original terms of such grant. Any Equity Awards that are no longer subject to a requirement of continued employment or service pursuant to the foregoing shall be paid or settled, or shall become exercisable, at the same time as they would have been paid or settled or become exercisable under the terms of the original award had employment or service continued for the full employment or service period under the Equity Award.

(d)    Welfare Benefits.
(i)    COBRA Continuation Coverage. Provided that the Participant is eligible for and timely elects COBRA continuation following the Participant’s Separation from Service Date, the Participant shall continue to be eligible to participate in the medical, dental and vision benefits plan coverage in effect at the date of his or her termination (or generally comparable coverage) for himself or herself and, where applicable, his or her spouse or domestic partner and dependents, as the same may be changed from time to time for employees of the Company generally. The continuation coverage will be provided under COBRA for the maximum COBRA coverage period available, subject to all conditions and limitations (including payment of premiums) of COBRA . The Participant shall be responsible for the payment of the full cost of such coverage within the time period and in the amounts required by COBRA The Participant’s failure to pay the applicable premiums or contributions shall result in the cessation of the applicable coverage for the Participant and his or her spouse or domestic partner and dependents. Notwithstanding any other provision of the Plan to the contrary, in the event that a Participant commences employment with another company at any time during the Benefits Continuation Period and becomes eligible for coverage under the plan(s) of such other company, the benefits provided under the Company’s plans will become secondary to those provided under the other employer’s plans through the end of the Benefits Continuation Period. Within thirty (30) days following the Participant’s commencement of employment with another company, the Participant shall provide the Company written notice of such employment and provide information to the Company regarding the welfare benefits provided to the Participant by his or her new employer.
(ii)    Welfare Benefit Subsidy. The Participant shall receive a lump sum cash payment equal to the amount the Company would have otherwise contributed toward the Participant’s medical, dental and vision coverage for a period of months equal to twelve (12) multiplied by the Severance Multiple. Payment will be made in accordance with Article V.
Section 4.02    Severance Benefits Upon a Change in Control Termination. If a Participant experiences a Change in Control Termination and is determined to be eligible for Severance Benefits, then:
(a)    Cash Payment. The Participant shall receive a cash payment equal to the product of the CIC Severance Multiple multiplied by the sum of (i) the Participant’s annual Base Salary and (ii) the Participant’s Annual Bonus Target Amount. Payment will be made in accordance with Article V.
(b)    Bonus. The Participant shall receive a cash payment equal to his or her pro-rated annual bonus (based on the number of full months completed from the beginning of the fiscal year through the Separation from Service), determined as if the target performance goals had been achieved, for the year in which Participant’s Separation from Service occurs; provided, however, that to the extent that a bonus payment for such period is paid as a result of a Change in Control under the terms of the incentive plan governing annual bonuses, then the amount otherwise payable under this Section 4.02(b) will be offset by the payment made under such other incentive plan. Payment will be made in accordance with Article V.

(c)    Equity Awards. Any unvested Equity Awards held by the Participant shall vest in full as of the Separation from Service Date. With respect to Equity Awards with performance conditions, performance will be deemed to have been achieved at the target performance level. In addition, an Equity Award outstanding at the Separation from Service Date and held by the Participant that, upon vesting, is subject to exercise may be exercised until the earlier of (i) the fifth anniversary of the Separation from Service Date and (ii) the expiration date of such Equity Award under the original terms of such grant.
(d)    Welfare Benefits.
(i)    COBRA Continuation Coverage. Provided that the Participant is eligible for and timely elects COBRA continuation following the Participant’s Separation from Service Date, the Participant shall continue to be eligible to participate in the medical, dental and vision benefits plan coverage in effect at the date of his or her termination (or generally comparable coverage) for himself or herself and, where applicable, his or her spouse or domestic partner and dependents, as the same may be changed from time to time for employees of the Company generally. The continuation coverage will be provided under COBRA for the maximum COBRA coverage period available, subject to all conditions and limitations (including payment of premiums) of COBRA. The Participant shall be responsible for the payment of the full cost of such coverage within the time period and in the amounts required by COBRA. The Participant’s failure to pay the applicable premiums or contributions shall result in the cessation of the applicable coverage for the Participant and his or her spouse or domestic partner and dependents. Notwithstanding any other provision of the Plan to the contrary, in the event that a Participant commences employment with another company at any time during the Benefits Continuation Period and becomes eligible for coverage under the plan(s) of such other company, the benefits provided under the Company’s plans will become secondary to those provided under the other employer’s plans through the end of the Benefits Continuation Period. Within thirty (30) days following the Participant’s commencement of employment with another company, the Participant shall provide the Company written notice of such employment and provide information to the Company regarding the welfare benefits provided to the Participant by his or her new employer.
(ii)    Welfare Benefit Subsidy. The Participant shall receive a lump sum cash payment equal to the amount the Company would have otherwise contributed toward the Participant’s medical, dental and vision coverage for a period of months equal to twelve (12) multiplied by the CIC Severance Multiple. Payment will be made in accordance with Article V.
Section 4.03    Voluntary Resignation; Termination due to Death or Permanent Disability. If the Eligible Employee’s employment terminates due to (a) the Eligible Employee’s Voluntary Resignation, (b) death, or (c) Permanent Disability, then the Eligible Employee shall not be entitled to receive Severance Benefits under the Plan and shall be entitled only to those benefits (if any) as may be available under the Company’s other benefit plans and policies effective at the time of such termination.

Section 4.04    Termination for Cause.
(a)    If any Eligible Employee’s employment is terminated by the Company for Cause, then the Eligible Employee shall not be entitled to receive Severance Benefits under the Plan and shall be entitled only to those benefits that are legally required to be provided to the Eligible Employee. In addition, notwithstanding any other provision of the Plan to the contrary, if the Committee or the Plan Administrator determines that an Eligible Employee (a) has engaged in conduct that constitutes Cause at any time prior to the Eligible Employee’s Separation from Service Date, or (b) after the Employee’s Separation from Service Date, has been convicted of or entered a plea of nolo contendere with respect to either a felony, or a misdemeanor which involves dishonesty, fraud or morally repugnant behavior, based on conduct which occurred prior to the Eligible Employee’s Separation from Service Date, then any Severance Benefits payable to the Eligible Employee under the Plan shall immediately cease, and the Eligible Employee shall be required to return any Severance Benefits paid to the Eligible Employee prior to such determination.
(b)    The Company may withhold paying Severance Benefits under the Plan pending resolution of any good faith inquiry that is likely to lead to a finding resulting in Cause or that may result in the termination of benefits hereunder. If the Company has offset other payments owed to the Eligible Employee under any other plan or program, it may, in its sole discretion, waive its repayment right solely with respect to the amount of the offset so credited.
(c)    Any dispute regarding a termination for Cause or the termination of benefits hereunder will be resolved by the Plan Administrator. Such determination will be based on all of the facts and circumstances presented to the Plan Administrator by the Company. If the Plan Administrator determines that the Eligible Employee’s termination of employment is for Cause, or determines that the Eligible Employee has engaged in conduct after his or her Separation from Service Date that will result in the cessation of benefits hereunder, then the Plan Administrator will notify the Eligible Employee in writing of such determination, describing in detail the reason for such determination, including without limitation the specific conduct that constituted the basis for the determination. The Eligible Employee shall have the right to contest the determination of the Plan Administrator in accordance with the Appeals Procedure described in Section 9.03.
Section 4.05    Reduction of Severance Benefits. With respect to amounts paid under the Plan that are not subject to Code Section 409A, the Plan Administrator reserves the right to make deductions in accordance with applicable law for any monies owed to the Company by the Participant or the value of Company property that the Participant has retained in his/her possession. With respect to amounts paid under the Plan that are subject to Code Section 409A, the Plan Administrator reserves the right to make deductions in accordance with applicable law for any monies owed to the Company by the Participant or the value of the Company property that the Participant has retained in his/her possession; provided, however, that such deduction shall not exceed $5,000 in the aggregate to the extent it would be considered an acceleration of benefit payments.
Section 4.06    Non-Duplication of Benefits. The Plan is intended to supersede, and not to duplicate, the provisions of any severance or other plan that specifically provide the same type or types of benefits as are described herein (including, for the avoidance of doubt, the Ralliant Senior Leaders Severance Pay Plan Component of the Ralliant Severance Plan). However, the Plan is not intended to supersede any other plan, program, arrangement or agreement providing a Participant with benefits upon a termination of employment that are not described herein, including but not limited to, payment of accrued vacation pay, the vesting or exercise rights of any Equity Award, or the payment of any long-term cash bonus. In such case, the Participant shall be entitled to receive the payments or benefits so provided by any such other plan, program, arrangement or agreement in accordance with its terms.
Section 4.07    Outplacement Services. The Company may, in its sole absolute discretion, pay the cost of outplacement services for the Participant at the outplacement agency that the Company regularly uses for such purpose or, provided the Senior Vice President, Chief People Officer of the Company provides prior approval, at an outplacement agency selected by the Participant; provided, however, that the period of outplacement services shall not exceed twelve (12) months from the Participant’s Separation from Service.
Section 4.08    Other Arrangements. The Board, the Committee or the Plan Administrator may provide to a Participant additional severance pay or benefits not otherwise described herein in its sole and absolute discretion, including providing for payments to the Participant under certain compensation or bonus plans under circumstances where such plans would not otherwise provide for payment thereof. It is the specific intention of the Company that if such discretion is exercised, then any such additional pay or benefits provided shall be subject to the Plan as if fully set forth herein.
ARTICLE V

METHOD, DURATION AND LIMITATION OF SEVERANCE BENEFIT PAYMENTS
Section 5.01    Covered Termination Method of Payment. The cash Severance Benefits to which a Participant is entitled pursuant to Section 4.01(a) shall be paid in approximately equal installments over a number of months equal to the product of twelve (12) multiplied by the Participant’s Severance Multiple in accordance with the Employer’s customary payroll practices, following such time as all conditions of payment are satisfied. The cash Severance Benefits to which a Participant is entitled pursuant to Section 4.01(b) shall be paid at the same time as bonuses would be payable under the applicable bonus or incentive program. The benefits under the arrangements described in Section 4.01(c) and Section 4.01(d) will be provided as contemplated therein.
Section 5.02    Change in Control Termination Method of Payment. The cash Severance Benefits to which a Participant is entitled pursuant to Section 4.02(a) and Section 4.02(b) shall be paid in a single lump sum within sixty (60) days following the Participant’s Separation from Service Date; provided that with respect to any portion of the cash Severance Benefits that constitutes “nonqualified deferred compensation,” within the meaning of Code Section 409A, if the Change in Control to which the Participant’s Change in Control Termination relates does not constitute a “change in ownership” of the Company, a “change in effective control” of the Company, or a “change in the ownership of a substantial portion of the assets” of the Company, in each case, within the meaning of Code Section 409A, then such portion of cash Severance Benefits shall be paid in accordance with the schedule applicable to the cash Severance Benefits set forth in Section 5.01 to the extent necessary to avoid the application of any penalty under Section 409A of the Code.
The benefits under the arrangements described in Section 4.02(c) and Section 4.02(d) will be provided as contemplated therein.
Section 5.03    Payment Terms. In no event will interest be credited on the unpaid balance for which a Participant may become eligible. Payment shall be made by mailing to the last address provided by the Participant to the Company or such other reasonable method as determined by the Plan Administrator. All payments of Severance Benefits are subject to applicable federal, state and local taxes and withholdings. In the event of the Participant’s death prior to receiving the full cash payment due to him or her, except to the extent otherwise provided under the terms of the applicable agreement or arrangement governing the payment, the remaining amount of such payment shall be paid to the Participant’s estate in a single lump-sum payment within thirty (30) days following the later of the Participant’s death or the determination of any performance level that applies to such payment. In the event of the Participant’s death following a Covered Termination and prior to the payment or exercisability of Equity Awards that ceased to be subject to a requirement of continued employment or service pursuant to Section 4.01(c), the Participant’s estate or personal representative shall receive the same payment with respect to such Equity Awards, and shall be eligible to exercise such Equity Awards to the same extent and at the same time, as the Participant, had the Participant survived.
Section 5.04    Code Section 409A.
(a)    Notwithstanding any provision of the Plan to the contrary, if required by Code Section 409A and if a Participant is a Key Employee, then no Severance Benefits shall be paid to the Participant during the Postponement Period. If a Participant is a Key Employee and payment of Severance Benefits is required to be delayed for the Postponement Period under Code Section 409A, the accumulated amounts withheld on account of Code Section 409A shall be paid in a lump sum payment within thirty (30) days after the end of the Postponement Period and no interest or other adjustment shall be made for the delayed payment. If the Participant dies during the Postponement Period prior to the payment of Severance Benefits, then the amounts withheld on account of Code Section 409A shall be paid within thirty (30) days after the Participant’s death.
(b)    The Plan is intended to meet the requirements of the “short-term deferral” exception, the “separation pay” exception and other exceptions under Code Section 409A. Notwithstanding anything in the Plan to the contrary, if required by Code Section 409A, payments may only be made under the Plan upon an event and in a manner permitted by Code Section 409A, to the extent applicable. For purposes of Code Section 409A, the right to a series of payments under the Plan shall be treated as a right to a series of separate payments. All reimbursements and in-kind benefits provided under the Plan shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Plan, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-

kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. In no event may a Participant designate the year of payment for any amounts payable under the Plan.
Section 5.05    Termination of Eligibility for Severance Benefits.
(a)    All Eligible Employees shall cease to be eligible to participate in the Plan, and all Severance Benefits payments shall cease upon the occurrence of the earlier of:
(i)    Subject to Article VII, termination or modification of the Plan; or
(ii)    Completion of any obligation of the Company or its Subsidiaries to make any payment or distribution under Articles III or IV for the benefit of the Participant.
(b)    Notwithstanding anything herein to the contrary, the Company shall have the right to cease all Severance Benefits payments and to recover payments previously made to the Participant should the Participant at any time breach the Participant’s undertakings under the terms of the Plan, including, but not limited to, the Release.
Section 5.06    Limitation on Severance Benefits.
(a)    Notwithstanding any other provision of the Plan, except as provided in Section 5.06(b), in the event it shall be determined that any payment or distribution by the Company or its Subsidiaries to or for the benefit of a Participant (whether paid or provided pursuant to the terms of the Plan or otherwise) (a “Payment”) would be nondeductible by the Company for federal income tax purposes because of Section 280G of the Code, then the aggregate present value of the benefits provided to the Participant pursuant to the rights granted under the Plan (such benefits are hereinafter referred to as “Plan Payments”) shall be reduced to the Reduced Amount. The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Plan Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code. For purposes of this Section 5.06, present value shall be determined in accordance with Section 280G(d)(4) of the Code. To the extent necessary to eliminate an excess parachute amount that would not be deductible by the Company for federal income tax purposes because of Section 280G of the Code, the amounts payable or benefits to be provided to the Participant shall be reduced such that the economic loss to the Participant as a result of the excess parachute amount elimination is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.
(b)    If the Firm (as defined in Section 5.06(c)) determines that the payments to the Participant (before any reductions as described in Section 5.06(a)) on an after-tax basis (i.e., after federal, state and local income and excise taxes and federal employment taxes) would exceed the Reduced Amount on an after-tax basis (i.e., after federal, state and local income and federal employment taxes) then such payments will not be reduced as described in Section 5.06(a).
(c)    All determinations required to be made under this Section 5.06 shall be made by a nationally recognized accounting or consulting firm selected by the Senior Vice-President, Chief People Officer of the Company (or the equivalent) upon the occurrence of a Potential Change in Control (the “Firm”), which shall provide detailed supporting calculations both to the Company and the Participant within fifteen (15) business days of the Separation from Service Date or such earlier time as is requested by the Company. Any such determination by the Firm shall be binding upon the Company, its successors and the Participant (subject to Section 5.06(e) below). At the next regularly scheduled payroll date occurring at least five (5) business days after the determination by the Firm as to the Reduced Amount, the Company shall provide to the Participant such Payments as are then due to the Participant in accordance with the rights afforded under the Plan or any other applicable plan.
(d)    The Company shall reimburse the Participant for any reasonable costs or expenses of tax counsel incurred by the Participant in connection with any audit or investigation by the Internal Revenue Service, or any state or local tax authorities, concerning the application of Code Section 280G to any Payments (provided, that the Participant retains tax counsel acceptable to the Company). In the event that as a result of any such audit or investigation, the reduction in Plan Payments under Section 5.06(a) above is finally determined not to be sufficient in amount to permit the deduction by the Company of all Payments under Code Section 280G, then the Company shall pay the Participant an additional amount which shall be sufficient to put the Participant, after payment of any additional income, employment and excise taxes, interest and penalties, in substantially the same economic position as if the reduction had been sufficient. Notwithstanding anything herein to the contrary, any reimbursement or payment pursuant to this Section 5.06(d) shall be made in a manner, and in such timeframe, that complies with the requirements of Treasury Regulations Section 1.409A-3(i)(1)(v).
(e)    In the event that the Firm determines that a reduction effected pursuant to Section 5.06(a) above was excessive in amount due to changes in relevant data or information following its original determination under Section 5.06(c) above, and that additional Plan Payments could have been made thereunder, the Company shall promptly make such additional payments to the Participant.
ARTICLE VI

THE PLAN ADMINISTRATOR
Section 6.01    Authority and Duties. It shall be the duty of the Plan Administrator, on the basis of information supplied to it by the Company and the Committee, to properly administer the Plan. The Plan Administrator shall have the full power, authority and discretion to construe, interpret and administer the Plan, to make factual determinations, to correct deficiencies therein, and to supply omissions. All decisions, actions and interpretations of the Plan Administrator shall be final, binding and conclusive upon the parties with respect to denied claims for Severance Benefits, except in those cases where such determination is subject to review by the Named Appeals Fiduciary. The Plan Administrator may adopt such rules and regulations and may make such decisions as it deems necessary or desirable for the proper administration of the Plan.
Section 6.02    Compensation of the Plan Administrator. The Plan Administrator appointed for periods prior to a Potential Change in Control shall receive no compensation for services as such. The Plan Administrator appointed for periods on and after a Potential Change in Control will be entitled to receive reasonable compensation as is mutually agreed upon between the parties. All reasonable expenses of the Plan Administrator shall be paid or reimbursed by the Company upon proper documentation. The Plan Administrator shall be indemnified by the Company against personal liability for actions taken in good faith in the discharge of the Plan Administrator’s duties.
Section 6.03    Records, Reporting and Disclosure. The Plan Administrator shall keep a copy of all records relating to the payment of Severance Benefits to Participants and former Participants and all other records necessary for the proper operation of the Plan. All Plan records shall be made available to the Committee, the Company and to each Participant for examination during business hours except that a Participant shall examine only such records as pertain exclusively to the examining Participant and to the Plan. The Plan Administrator shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, the Code, and every other relevant statute, each as amended, and all regulations thereunder (except that the Company, as payor of the Severance Benefits, shall prepare and distribute to the proper recipients all forms relating to withholding of income or wage taxes, Social Security taxes, and other amounts that may be similarly reportable).
ARTICLE VII

AMENDMENT, TERMINATION AND DURATION
Section 7.01    Amendment, Suspension and Termination. Except as otherwise provided in this Section 7.01, the Board or its delegate shall have the right, at any time and from time to time, to amend, suspend or terminate the Plan in whole or in part, for any reason or without reason, and without either the consent of or the prior notification to any Participant, by a formal written action. Notwithstanding the foregoing,
(a)    After the occurrence of a Potential Change in Control (and prior to its expiration in accordance with Section 2.29(y)), (i) any termination or suspension of the Plan will not be applicable to Eligible Employees who are employed on the date of occurrence of the Potential Change in Control, and (ii) no amendment shall adversely affect any right of a Participant or Eligible Employee without the written consent of such Participant or Eligible Employee.
(b)    After the occurrence of a Change in Control, (i) any termination or suspension of the Plan during the two (2) year period following the Change in Control will not be applicable to Eligible Employees who are employed on the date of occurrence of the Change in Control, (ii) no amendment during the two (2) year period following the Change in Control shall adversely affect any right of a Participant or Eligible Employee without the written consent of such Participant or Eligible Employee, and (iii) no amendment shall give the Company the right to recover any amount paid to any Participant prior to the date of such amendment or to cause the cessation of Severance Benefits already approved for a Participant who has executed a Release.
(c)    Any amendment or termination of the Plan must comply with all applicable legal requirements including, without limitation, compliance with Code Section 409A, securities, tax, or other laws, rules, regulations or regulatory interpretations thereof, applicable to the Plan.
Section 7.02    Duration. The Plan shall continue in full force and effect until the earlier of (a) termination of the Plan pursuant to Section 7.01 or (b) the second anniversary of a Change in Control; provided, however, that after the termination of the Plan, if any Participant terminated employment due to a Covered Termination or Change in Control Termination prior to the termination of the Plan and is still entitled to receive payments or benefits hereunder, then the Plan shall remain in effect with respect to such Participant until all of the obligations of the Company are satisfied with respect to such Participant.
ARTICLE VIII

DUTIES OF THE COMPANY AND THE COMMITTEE
Section 8.01    Records. The Company shall supply to the Committee all records and information necessary to the performance of the Committee’s duties.
Section 8.02    Payment. Payments of Severance Benefits to Participants shall be made in such amount as determined by the Committee under Article V, from the Company’s general assets or from a supplemental unemployment benefits trust, in accordance with the terms of the Plan, as directed by the Committee.
Section 8.03    Discretion. Any decisions, actions or interpretations to be made under the Plan by the Board, the Committee and the Plan Administrator, acting on behalf of either, shall be made in each of their respective sole discretion, not in any fiduciary capacity and need not be uniformly applied to similarly situated individuals and such decisions, actions or interpretations shall be final, binding and conclusive upon all parties. As a condition of participating in the Plan, the Participant acknowledges that all decisions and determinations of the Board, the Committee and the Plan Administrator taken in good faith shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under the Plan on his or her behalf.
ARTICLE IX

CLAIMS PROCEDURES
Section 9.01    Claim. Each Participant under the Plan may contest any action taken or determination made by the Company, the Board, the Committee or the Plan Administrator that affects the rights of such Participant hereunder by completing and filing with the Plan Administrator a written claim in the manner specified by the Plan Administrator no later than one hundred and eighty (180) days following the date the action was taken or determination made, which claim must be supported by such information as the Plan Administrator deems relevant and appropriate. No person may bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims procedures described in this Article IX are exhausted and a final determination is made by the Plan Administrator and/or the Named Appeals Fiduciary. The Participant or his or her beneficiary may choose any authorized representative to act on his or her behalf in connection with these claims procedures. If the terminated Participant or interested person challenges a decision by the Plan Administrator and/or Named Appeals Fiduciary, a review by the court of law will be limited to the facts, evidence and issues presented to the Plan Administrator during the claims procedure set forth in this Article IX. Issues not raised with the Plan Administrator and/or Named Appeals Fiduciary will be deemed waived.
Section 9.02    Response to Claim. The Plan Administrator will review the claim filed pursuant to Section 9.01 and make a determination thereon. In the event that any claim relating to the administration of Severance Benefits is denied in whole or in part, the Plan Administrator shall notify in writing the terminated Participant or his or her beneficiary (“claimant”) whose claim has been so denied of such denial within ninety (90) days after the receipt of the claim for benefits. This period may be extended an additional ninety (90) days if the Plan Administrator determines such extension is necessary and the Plan Administrator provides notice of extension to the claimant prior to the end of the initial ninety (90) day period, notifying the claimant of the special circumstances requiring the extension of time and the date by which the Plan expects to render the benefit determination. The notice advising of the denial shall: (a) specify the reason or reasons for denial, (b) make specific reference to the Plan provisions on which the determination was based, (c) describe any additional material or information necessary for the claimant to perfect the claim (explaining why such material or information is needed), (d) describe the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review, and (e) include any other information required by ERISA.
Section 9.03    Appeals of Denied Administrative Claims. All appeals shall be made by the following procedure:
(a)    A claimant whose claim has been denied shall file with the Plan Administrator a notice of appeal of the denial. Such notice shall be filed within sixty (60) calendar days of notification by the Plan Administrator of the denial of a claim, shall be made in writing, and shall set forth all of the facts upon which the appeal is based. Appeals not timely filed shall be barred.
(b)    The Named Appeals Fiduciary shall consider the merits of the claimant’s written presentations, the merits of any facts or evidence in support of the denial of benefits, and such other facts and circumstances as the Named Appeals Fiduciary shall deem relevant.
(c)    The Named Appeals Fiduciary shall render a determination upon the appealed claim which determination shall be accompanied by a written statement as to the reasons therefor. The determination shall be made to the claimant within sixty (60) days of the claimant’s request for review, unless the Named Appeals Fiduciary determines that special circumstances require an extension of time for processing the claim. In such case, the Named

Appeals Fiduciary shall notify the claimant of the need for an extension of time to render its decision prior to the end of the initial sixty (60) day period, and the Named Appeals Fiduciary shall have an additional sixty (60) day period to make its determination. The determination so rendered shall be binding upon all parties as long as it is made in good faith. If the determination is adverse to the claimant, the notice shall (i) provide the reason or reasons for denial, (ii) make specific reference to the Plan provisions on which the determination was based, (iii) include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to a the claimant’s claim for benefits, and (iv) state that the claimant has the right to bring an action under Section 502(a) of ERISA.
Section 9.04    Appointment of the Named Appeals Fiduciary. The Named Appeals Fiduciary shall be the person or persons named as such by the Board or Committee, or, if no such person or persons be named, then the person or persons named by the Plan Administrator as the Named Appeals Fiduciary; provided, however, that effective on the date of a Change in Control, the Plan Administrator shall also serve as the Named Appeals Fiduciary. For periods before the date of a Change in Control, Named Appeals Fiduciaries may at any time be removed by the Board or Committee, and any Named Appeals Fiduciary named by the Plan Administrator may be removed by the Plan Administrator. All such removals may be with or without cause and shall be effective on the date stated in the notice of removal. The Named Appeals Fiduciary shall be a “Named Fiduciary” within the meaning of ERISA, and unless appointed to other fiduciary responsibilities, shall have no authority, responsibility, or liability with respect to any matter other than the proper discharge of the functions of the Named Appeals Fiduciary as set forth herein.
ARTICLE X

MISCELLANEOUS
Section 10.01    Nonalienation of Benefits. None of the payments, benefits or rights of any Participant shall be subject to any claim of any creditor of any Participant, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment (if permitted under applicable law), trustee’s process, or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments that he or she may expect to receive, contingently or otherwise, under the Plan.
Section 10.02    Notices. All notices and other communications required hereunder shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service. In the case of the Participant, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to the Plan Administrator.
Section 10.03    Successors. Any Successor shall assume the obligations under the Plan and expressly agree to perform the obligations under the Plan.

Section 10.04    Other Payments. Except as otherwise provided in the Plan, no Participant shall be entitled to any cash payments or other severance benefits under any of the Company’s then current severance pay policies for a termination that is covered by the Plan for the Participant.
Section 10.05    No Mitigation. Participants shall not be required to mitigate the amount of any Severance Benefits provided for in the Plan by seeking other employment or otherwise, nor shall the amount of any Severance Benefits provided for herein be reduced by any compensation earned by other employment or otherwise, except if the Participant is re-employed by the Company, in which case Severance Benefits shall cease.
Section 10.06    No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee or any person whosoever, the right to be retained in the service of the Company, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.
Section 10.07    Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.
Section 10.08    Heirs, Assigns, and Personal Representatives. The Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future.
Section 10.09    Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.
Section 10.10    Gender and Number. Where the context admits, words in any gender shall include any other gender, and, except where otherwise clearly indicated by context, the singular shall include the plural, and vice-versa.
Section 10.11    Unfunded Plan. The Plan shall not be funded. No Participant shall have any right to, or interest in, any assets of the Company that may be applied by the Company to the payment of Severance Benefits.
Section 10.12    Payments to Incompetent Persons. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Committee and all other parties with respect thereto.
Section 10.13    Lost Payees. A benefit shall be deemed forfeited if the Committee is unable to locate a Participant to whom Severance Benefits are due. Such Severance Benefits shall be reinstated if application is made by the Participant for the forfeited Severance Benefits while the Plan is in operation.

Section 10.14    Controlling Law. The Plan shall be construed and enforced according to the laws of the State of Delaware to the extent not superseded by federal law.